EXHIBIT 16.1



May 17, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 17, 2002, of Independent Bankshares, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                              /s/ERNST & YOUNG